EXHIBIT 23.5
CONSENT OF FC STONE GROUP, INC.
FC Stone Group, Inc. prepared the feasibility study dated January 3, 2006. We hereby consent to the inclusion of information from that feasibility study in the Form SB-2 Registration Statement of Homeland Energy Solutions, LLC and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Peter J. Nessler JR
FC STONE GROUP, INC.

West Des Moines, Iowa
October 6, 2006